American National Announces
New Senior Vice President of Retail Banking

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bank and Trust Company
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:                                                            October 28, 2013

Danville, V.A. – American National Bank and Trust Company announced today the appointment of Michelle Gaydica as Senior Vice President-Retail Banking. In this role, she will lead the bank's retail strategy for American National's 25 banking offices spanning the Piedmont of North Carolina and Virginia. Gaydica reports to H. Gregg Strader, Executive Vice President-Strategic Initiatives.

An alumna of the University of North Carolina at Chapel Hill, Gaydica has more than 15 years of experience in the banking industry, including roles as Director of Branch Administration, Retail Banking and Human Resources. Most recently, she served as Director of Secondary Market Mortgage at First Community Bank in Winston-Salem, N.C.

"We are delighted to welcome Michelle to the bank and look forward to the extensive knowledge and expertise she will bring to the position," said Jeffrey V. Haley, President & Chief Executive Officer of American National. "As a 21st century bank with over a century of experience, it's important that the needs of our customers and shareholders coincide with the strategic initiatives and goals that we have set for our retail strategy going forward. We believe Michelle will help us accomplish these tasks."

Gaydica volunteers with United Way of Forsyth County and currently serves on their Funding Committee. She also participates in their Young Leaders United program, as well as their Women's Leadership Council.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $607 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Michelle Gaydica